Exhibit 8.1

Seward & Kissel llp ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	901 K Street, NW WASHINGTON, D.C. 20001 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

November 15, 2019

TOP Ships Inc.
1 Vas. Sofias and Meg. Alexandrou Str,
15124 Maroussi, Greece
Re:          TOP Ships Inc.

Ladies and Gentlemen:
We have acted as United States and Marshall Islands counsel to TOP Ships Inc. (the “Company”) in connection with the Company’s Registration Statement on Form F-1 (File No. 333-            ) (the “Registration Statement”) as filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 15, 2019, as thereafter amended or supplemented, with respect to the registration for resale under the U.S. Securities Act of 1933, as amended (the “Securities Act”), by the selling shareholders named in the Registration Statement (the “Selling Shareholders”) of an aggregate of 8,400,000 of the Company’s common shares, par value $0.01 per share issuable upon the exercise of certain outstanding warrants issued by the Company to the Selling Shareholders on November 7, 2019.
In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and the prospectus of the Company included in the Registration Statement. We have also obtained such additional information as we have deemed relevant and necessary from representatives of the Company.
Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.
Based on the facts as set forth in the Registration Statement and the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2018 (the “Annual Report”), which is incorporated by reference into the Registration Statement, and in particular, on the representations, covenants, assumptions, conditions and qualifications described in the Annual Report in the sections entitled “Item 3. Key Information—D. Risk Factors” and “Item 10. Additional Information—E. Taxation”, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters expressed in the Annual Report in the section entitled “Item 10. Additional Information—E. Taxation” are our opinions and accurately state our views as to the tax matters discussed therein.
Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement and Annual Report.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us in the Registration Statement, including by reference to the Company’s Annual Report, without admitting we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.
Very truly yours, /s/ Seward & Kissel LLP